                                                                    EXHIBIT 12.1

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          HISTORICAL                                HISTORICAL
                                                   -----------------------------------------------------------      NINE MONTHS
                                                                                                                       ENDED
                                                                 TWELVE MONTHS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                   -----------------------------------------------------------     -------------
                                                     1996        1997        1998           1999        2000            2001
                                                   --------    --------    --------        -------    --------        --------
Increase (loss) from continuing
  operations before income taxes
  and extraordinary items(a) ................      $ 98,276    $196,885    $ (6,658)       $28,460    $ 70,264        $241,210

Fixed charges:
   Interest expense (b) .....................        31,997      30,638      42,489         44,904      59,262          53,602
   Interest factor portion of rentals (c)  ..         7,960       8,695       8,790          9,570      11,900           5,873
                                                   --------    --------    --------        -------    --------        --------
          Total fixed charges ...............        39,957      39,333      51,279         54,474      71,162          59,475

Earnings before income taxes and
  fixed charges .............................      $138,233    $236,218    $ 44,621        $82,934    $141,426        $300,685
                                                   ========    ========    ========        =======    ========        ========

Ratio of earnings to fixed charges ..........          3.46        6.00        0.87(d)        1.52        1.99            5.06
                                                   ========    ========    ========        =======    ========        ========

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(a)  Income (loss) from continuing operation before income taxes and extraordinary items has been adjusted to include only distributed income of less-than-fifty-percent-owned persons.

(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(c) Interest factor portion of rentals is estimated to be one third of rental expense.

(d) In 1998, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $6.7 million for the twelve months ended December 31, 1998.